                                                                  EXHIBIT 10.17

                               LICENSE AGREEMENT
                               -----------------

     This Agreement is made and entered into this Sixth day of January, 1996 (the "Effective Date") by and between Cold Spring Harbor Laboratory, a New York corporation having its principal office at 1 Bungtown Road, Cold Spring Harbor, New York 11724 (hereinafter referred to as "CSHL"), and Genomica Corporation, a Delaware corporation having its principal office at Cold Spring Harbor, New York (hereinafter referred to as "Licensee").

                                  WITNESSETH
                                  ----------

     WHEREAS, CSHL is the owner of certain Patent Rights, Copyrights and Technical Information (as defined below) pertaining to GT (as defined in section 1.2) and also known as Genome Topographer.

     WHEREAS, GT was developed by Dr. Thomas Marr at CSHL under work supported, in part, by grants from the Department of Energy DE-FG02-9lER61190 and the National Institutes of Health IROI HG0020301A1; and

     WHEREAS, Licensee desires to obtain licenses from CSHL so that it may commercialize the GT and make it commercially available;

     WHEREAS, CSHL desires to have the Patent Rights, Copyrights and Technical Information utilized in the public interest and is willing to grant an exclusive license thereunder; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                            ARTICLE 1 - DEFINITIONS
                            -----------------------

     For the purpose of this Agreement, the following words and phrases shall have the following meanings:

     1.1 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Licensee. For purposes of this Section 1.1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such on-corporate entities.

     1.2 "GT" shall mean a general purpose computing system useful for studying complex genetic diseases.

     1.3 "Chang/Marr Algorithm" shall mean that portion of the GT which incorporates either in software or hardware form an algorithm developed at CSHL and described in "Approximate String Matching and Local Similarity" by William
I. Chang and Thomas G. Marr in Proc. Symp. Combinatorial Pattern Matching, 1994
                               ------------------------------------------
Springer-Verlag Lecture Notes in Computer Science 807:259-273 (June, 1994) and described in U.S. Patent Application Serial No. 08/455,654 filed May 31, 1995.

     1.4 "Licensed Process" shall mean any process which is Covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which such process is used or which incorporates Licensed Copyrights or Technical Information in its manufacture, use or sale;

     1.5 "Licensed Product" shall mean any product or part thereof, including without limitation, software systems or apparatus which:

     (a) is Covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which such product or part thereof is made, used or sold; or

     (b) is manufactured using a Licensed Process in the country in which such product or part thereof is manufactured; or

     (c) which incorporates Licensed Copyrights or Technical Information in its manufacture, use or sale.

     1.6 "Valid Claim" shall mean an issued claim of an unexpired patent, or a claim of a pending patent application, which shall not have been withdrawn, cancelled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

     1.7 "Covered" shall mean, with respect to a Valid Claim, that but for the licenses granted herein, the manufacture, use or sale of the Licensed Product or Licensed Process would be deemed to constitute an infringement of the Valid Claim, whether the Valid Claim was in an issued patent or not.

     1.8 Subject to the provisions of Section 4.3 with respect to "portions" of a Licensed Product, "Net Sales Price" with respect to Licensed Products shall mean the gross billing price for a Licensed Product sold by Licensee or its Affiliates or sub-licensees thereof less the sum of the following:

     (a)  rebates or discounts allowed;

     (b)  customs duties or charges;

     (c) excises, sales taxes, tariff duties and/or other taxes imposed upon and with reference to such sales;

     (d) outbound transportation charges, including freight, postage, insurance and additional special packaging charges, prepaid or allowed; and

     (e)  amounts allowed or credited for rejections, recalls or returns.

     No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when billed out or invoiced. Transfer between Licensee and any of its Affiliates for resale shall not be considered a sale, and in such case, the Net Sales Price shall be based on the gross billing price for the Licensed Product as sold by the Affiliate, less those deductions set forth in clauses (a) through (e) above.

     Subject to the provisions of Section 4.3 with respect to "portions" of a Licensed Process, "Net Sales Price" with respect to a Licensed Process shall mean the gross price charged by Licensee or its sublicensees to a customer for the right to practice the Licensed Process.

     l.9 "Patent Rights" shall mean U.S. Patent Application Serial No. 08/455,654 filed May 31, 1995, and any United States and foreign patents issued from said U.S. application and from divisionals and continuations of said application; and any reissues or reexaminations of said application.

     1.10 "Technical Information" shall mean any information, including, designs, formulas, process information, or algorithms pertaining to GT technology or software (including object code and source code), or inventions claimed in the Patent Rights or included in the Licensed Copyrights which information is now, or during a period of five (5) years from the Effective Date hereof, becomes owned or controlled by CSHL with a right to grant the license granted herein and which has been or becomes developed by CSHL employees in Dr. Marr's facilities at CSHL, during said five (5) year period. Notwithstanding the preceding sentence, research data generated at CSHL shall be excluded from the definition of Technical Information.

     1.11 "Copyrights" shall mean all elements of protection under national and international copyright law including, without limitation, the right to make enhancements, adaptations, and translations of copyrighted material.

     1.12 "Licensed Copyrights" shall mean all registered copyrights pertaining to GT, which was developed by or for Dr. Thomas Marr at his facilities at CSHL and which is now, or becomes, owned or controlled by CSHL within a period of five (5) years from the Effective Date with the right to grant the license set forth herein with respect to any of the Technical Information.

                               ARTICLE 2 - GRANT
                               -----------------

     2.1  Subject to CSHL's rights in Section 2.3 and the government's rights in
Section 4.7, CSHL hereby grants to Licensee the worldwide, exclusive right and license under the Patent Rights, Licensed Copyrights and Technical Information, including the right to sublicense any or all of such rights, to make, have made, use, have used, sell, have sold, offer to sell or import Licensed Products and to practice and otherwise use the Licensed Processes until the later of the expiration of the last to expire patent included in the Patent Rights or copyright included in the Licensed Copyrights, unless this Agreement shall be sooner terminated according to the terms hereof.

     2.2 As soon as reasonably possible following the date of execution of this Agreement, but in no event later than three (3) months after such date, upon request by Licensee, CSHL shall disclose to Licensee all Technical Information presently in its possession or control.

     2.3 The parties recognize that CSHL is a basic research and educational institute. CSHL therefore retains and reserves the right to publish any work developed at CSHL. CSHL agrees to provide a draft disclosure of Technical Information at least thirty (30) days in advance of submission for publication. If Licensee believes that patentable subject matter is contained in the submission, CSHL shall delay the submission up to an additional thirty (30) days to permit the filing of a patent application pursuant to Article 6. CSHL further reserves the right to practice under the Patent Rights, Licensed Copyrights and Technical Information for its own noncommercial research purposes, provided that the researcher is free to publish the results of the research. CSHL further reserves the right to sublicense Dr. Marr to practice under the Patent Rights, Licensed Copyrights and Technical Information under the same conditions for his own noncommercial purposes. The Licensee grants to CSHL for research purposes a royalty-free license to use Licensee developed products which incorporate the Licensed Products (the "License Back"). The License Back includes software updates. CSHL agrees to: (i) publish data developed through the use of GT in the Licensee maintained GT data base on timeframes consistent with the publication of the data in other public databases; (ii) work with the Licensee to actively promote the use of the developed product within CSHL; and (iii) pay standard Licensee rates for services such as telephone and installation support.

     2.4 Licensee agrees to forward to CSHL, in advance, a copy of its standard license agreements for Licensed Products, and to forward a copy of any and all non-standard sublicense agreements at least five (5) working days prior to the effective date thereof.

                           ARTICLE 3 - DUE DILIGENCE
                           -------------------------

     3.1 Licensee shall use its best efforts to develop and to bring to market one or more Licensed Products and or Licensed Process for the field of biological applications of the GT.

     3.2     As partial evidence of such efforts, the Licensee shall:

     3.2.1. Fund sponsored research at CSHL in the amount of one hundred and seventy thousand ($170,000.00) dollars per year, payable quarterly, for each of the next two years. The first payment in the amount of forty-two thousand and five hundred dollars ($42,500.00) shall be due on 1 April, 1996, and subsequent payments in the same amount shall be due each 1 July, 1 October and 1 January thereafter subject to the terms and conditions appended hereto as APPENDIX A. This amount includes CSHL customary indirect costs.

     3.2.2. On or before December 1, 1996 release at least one version of the Licensed Product or Licensed Process.

     3.2.3. On or before December 1, 1996, hire and retain sufficient development personnel to effectively develop the Licensed Product and/or Licensed Process and a support organization to sell, market and service the Licensed Product and/or Licensed Process.

     3.2.4. Spend at least two million ($2,000,000) dollars over a period of three (3) years from the Effective Date towards development and commercialization of the Licensed Product and Licensed Process. Sponsored research funded at CSHL shall be credited against this amount.

     3.2.5. Enter into an exclusive consulting contract with Dr. Marr in accordance with the terms and conditions set forth in the Consultant Agreement appended hereto as APPENDIX B.

     3.3 Upon written notification by CSHL of a field or fields other than biological applications of the GT, Licensee shall present a business plan to CSHL to develop and commercialize such field(s) and enter into good faith negotiations with CSHL to exploit such field(s). As a minimum, Licensee shall comply with the due diligence requirements of the aforementioned DOE and NIH grants in order to maintain the exclusive licenses granted herein. In the event the parties are unable to reach an agreement with respect to exploiting such fields within one year from any particular notification, then at CSHL's option the matter shall be submitted to mediation and/or arbitration as a dispute under
Article 13.

                        ARTICLE 4 - ROYALTIES AND FEES
                        ------------------------------

     4.1 Licensee shall pay to CSHL a license fee of 679,679 shares of Licensee common stock upon execution of this Agreement, as outlined in the Initial Capitalization Schedule of APPENDIX C attached hereto and subject only to the terms of the Common Stock Acquisition Agreement attached hereto as APPENDIX D. Licensee shall set aside a pool of additional shares for distribution by CSHL and Licensee to future employees at Dr. Marr's laboratory involved in the generation of improvements to the GT technology or software as compensation for their potential contributions, in accordance with NIH regulations.

     4.2 Licensee shall also pay: (i) the sum of $__________ as reimbursement to CSHL for the patent and copyright expenses incurred up to the Effective Date and relating to the Patent Rights and the GT, and (ii) the sum of thirty-three thousand ($33,000) dollars to CSHL for renovation of space at CSHL for accommodating Licensee personnel at CSHL.

     4.3 On all manufacture, use or sales of Licensed Products by Licensee or its Affiliates or its sub-licensees or customers or sub-licensees of Licensee or its Affiliates and all use of a Licensed Process by a customer of Licensee or its Affiliates during the term of the license granted in Section 2.1 above, for intended use in the field of biological applications, including, without limitation, gene based drug research and development, Licensee shall pay to CSHL earned royalties at the rate of 2% of the Net Sales Price of that portion of the Net Sales Price of the Licensed Product or Licensed Process which is attributable to the Chang/Marr Algorithm, taking into account the added value of the Chang/Marr Algorithm to the Licensed Product or Licensed Process, prevailing industry standards with respect to software licenses, profit potential, market potential and additional research and development required. In the event the parties are unable to agree on "that portion" prior to first sale of a Licensed Product or Licensed Process, the matter shall be resolved as a dispute under Article 13. For intended use outside of the preceding field of biological applications, the earned royalty rate shall be 10% of the Net Sales Price of "that portion" (as computed above) of the Licensed Product or Licensed Process which relates to, or incorporates, the Chang/Marr Algorithm.

     4.4  In no event shall more than one royalty pursuant to the terms of
Section 4.3 be due CSHL in respect of any Licensed Product or Licensed Process despite the fact that such Licensed Product, or its method of manufacture or use, is or shall be Covered by more than one Valid Claim contained in the Patent Rights.

     4.5 Notwithstanding the foregoing Sections 4.3 and 4.4, in the event Licensee sub-licenses any of the rights granted herein, CSHL shall be paid 10% of any compensation or consideration attributable to the Chang/Marr Algorithm (hereinafter "Income") and paid to Licensee for such rights, in addition to the royalty specified in Article 4.3 as applied to the Net Selling Price of Licensed Products or Licensed Process sold by the sublicensee.

     4.6 Royalty and other payments hereunder shall be paid in United States dollars to CSHL at its principal office, or at such other place as CSHL may reasonably designate consistent with the laws and regulations controlling in any foreign country. CSHL shall reimburse Licensee for any payments lawfully made by Licensee to any foreign country for fees otherwise due such country directly from CSHL. If any currency conversion shall be required in connection with the payment of royalties and other payments hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank, N.A. (hereinafter "Chase Manhattan Bank") in New York, New York, on the last business day of the royalty reporting period to which such royalty or other payments relate. If by law, regulation, or fiscal policy of a particular country, conversion into or transfer to United States dollars is restricted or forbidden, Licensee shall give CSHL prompt notice in writing and shall pay the royalty and other amounts due through such lawful means or methods as CSHL may reasonably designate. Failing the designation by CSHL of such lawful means or methods within fifteen
(15) days after such notice is given to CSHL, Licensee shall deposit the royalty payment due in local currency to the credit of CSHL in a recognized banking institution designated by CSHL or, if none is designated by CSHL within the period of fifteen (15) days as described above, in a recognized banking institution selected by Licensee and identified in a notice in writing given to CSHL by Licensee. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all royalties which License would have been under obligation to transmit or deposit, but for the prohibition, shall be deposited or transmitted promptly to the extent allowable.

     4.7 Licensee understands that the Patent Rights and Licensed Copyrights were developed with support provided in part by funds of United States federal agencies and, therefore, Licensee agrees that the rights granted Licensee hereunder are subject to applicable limitations and United States governmental rights established by United States law, including 35 U.S.C. Sections 200-212 and the regulations promulgated thereunder in 37 C.F.R. Part 401.

     4.8 Licensee shall not owe CSHL the royalties set forth in Section 4.3 above on sales of Licensed Products to the United States government when the government reduces the Net Sales Price paid by it for such Licensed Products by the amount of the royalty due CSHL hereunder on the basis of its royalty-free license for government use of the Patent Rights or Licensed Copyrights for which the royalty, in the absence of such license, would be due hereunder.

                        ARTICLE 5 - REPORTS AND RECORD
                        ------------------------------

     5.1 Licensee shall keep full, true and accurate books of account and other records containing all particulars that may be necessary for the purpose of showing the amounts payable to CSHL hereunder. Said books of account shall be kept at Licensee's principal place of business. Said books and other records shall be available during normal business hours, upon two (2) business days' prior written notice by CSHL, for two (2) years following the end of the calendar year to which they pertain, to the inspection of CSHL or its agents (not to exceed once during each calendar year) for the sole purpose of verifying Licensee's royalty statements or compliance in other respects with this Agreement. Such inspection shall be at the sole cost and expenses of CSHL; provided, however, should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting of royalties or other payments due hereunder, Licensee shall pay the full cost and expense of such inspection.

     5.2 Commencing with the calendar quarter in which the first commercial sales of any Licensed Product occurs, or the calendar quarter in which sublicense income is first received by Licensee, whichever occurs sooner, Licensee shall submit to CSHL, within sixty (60) days after March 31, June 30, September 30 and December 31 of each year, true and accurate reports, giving the following particulars of the business conducted by Licensee, its Affiliates and its sublicensees during the preceding three-month, period under this Agreement, as such particulars shall be pertinent to an accounting of royalties or other payments due hereunder:

     (a) number of Licensed Products sold by Licensee and its Affiliates in each country;

     (b) total billings for Licensed Products sold by Licensee, its sublicensees and its Affiliates in each country;

     (c)  amount of Income received from sublicensees;

     (d) applicable deductions from Net Sales Price as provided in Section 1.8; and

     (e) total royalties and/or portion of sublicense Income due to CSHL hereunder.

     5.3 With each such report submitted, Licensee shall pay to CSHL the royalties and/or portion of sublicense Income due and payable under this Agreement. If no royalties and/or portion of sublicense Income shall be due, Licensee shall so report.

     5.4 The royalty and other payments set forth in this Agreement and any amounts due under Article 6 shall, if overdue, bear interest until paid at a per annum rate two percent (2%) above the prime rate in effect at Chase Manhattan Bank on the due date. The payment of such interest shall not foreclose CSHL from exercising any other rights it may have as a consequence of the lateness of any payment.

                        ARTICLE 6 - PATENT PROSECUTION
                        ------------------------------

     6.1 Except as provided in this Article 6, CSHL shall be responsible, at its sole discretion, for the preparation, filing, prosecution and maintenance of all patent applications and patents included in the Patent Rights in the United States and to the extent warranted in any foreign countries. CSHL shall consult regularly with Licensee and shall provide copies to Licensee of all filings, office actions and proposed responses and shall endeavor to provide Licensee with a meaningful opportunity to participate in decisions regarding the filing, prosecution and maintenance of those patent applications. Licensee shall reimburse CSHL for all reasonable costs incurred by CSHL subsequent to the Effective Date of this Agreement for the preparation, filing, prosecution and maintenance of all Patent Rights.

     6.2 CSHL shall not abandon the prosecution of any patent applications included in the Patent Rights nor shall it fail to make any payment or fail to take any other action necessary to maintain a patent included in the Patent Rights unless it has notified Licensee at least thirty (30) days prior thereto, whereupon Licensee shall have the option to prosecute and maintain such patent or patent application at its own expense.

     6.3 For the first five (5) years after the Effective Date, CSHL shall provide Licensee with copies of any invention disclosures by CSHL employees who are then employed in Dr.

Marr's facilities at CSHL, to the extent submitted prior to publication to the Administrative Director or Assistant Administrative Director of CSHL and solely relating to the Licensed Product or Licensed Process. Licensee shall have a period of not more than sixty (60) days from the date of receipt of said copies in which to inform CSHL of its decision to have such a disclosure filed as a U.S. and/or foreign patent application; in which event, CSHL shall, with due diligence, file such a patent application at Licensee's expense, whereupon it shall become a Patent Right hereunder subject to all provisions in this Agreement referring to "Patent Right(s)."

                           ARTICLE 7 - INFRINGEMENT
                           ------------------------

     7.1 Each Party shall inform the other Party promptly in writing of any alleged infringement of the Patent Rights or Licensed Copyrights by a third party, of which such Party shall have knowledge, and of any available evidence thereof.

     7.2 During the term of this Agreement, CSHL shall have the right, but shall not be obligated, to prosecute at its own expense any infringements of the Patent Rights and, in furtherance of such rights, Licensee hereby agrees that CSHL may join Licensee as a party plaintiff in any such suit, without expense to Licensee. CSHL shall hold harmless and indemnify Licensee from and against any order for costs arising without fault of Licensee that may be made against CSHL or Licensee in such proceedings. The total cost of any infringement action commenced or defended solely by CSHL shall be borne by CSHL. Any recovery or damages for past infringement derived from such action shall first be used to reimburse CSHL for all legal expenses connected with such action. Any recovery or damages still remaining shall be applied toward (i) reimbursement of CSHL for the amount of royalties not received by CSHL as a result of such infringement, and (ii) compensation of Licensee for its lost profits or a reasonable royalty on the sales of the infringer, whichever measure of damages the court shall have applied; provided, however, that if such remaining amount of recovery or damages is insufficient to compensate CSHL fully for such royalties and to compensate Licensee fully for such lost profits or reasonable royalty, then such amount of recovery or damages still remaining shall be apportioned pro rata between CSHL and Licensee in proportion to (a) the amount of royalties not received by CSHL as a result of such infringement, as compared with (b) Licensee's lost profits or a reasonable royalty on the sales of the infringer, whichever measure of damages the court shall have applied. Any recovery or damages still remaining after the above-mentioned applications shall be divided as follows: 50% to CSHL and the remaining 50% to Licensee.

     7.3 If within six (6) months after having been notified of any alleged infringement CSHL shall have been unsuccessful in causing the alleged infringer to desist or shall not have brought and shall not be diligently prosecuting an infringement action, or if CSHL shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any such infringement of the Patent Rights and, in furtherance of such rights, CSHL hereby agrees that Licensee may join CSHL as a party plaintiff in any such suit, without expense to CSHL. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CSHL, which consent shall not unreasonably be withheld. Licensee shall hold harmless and indemnify CSHL from and against any order for costs arising without fault of CSHL that may be made against Licensee or CSHL in such proceedings. The total cost of any infringement action commenced or defended by Licensee shall be borne by Licensee. Any recovery or damages for past infringement derived from such action shall first be used to reimburse Licensee for all legal expenses connected with such action. Any recovery or damages still remaining shall be applied toward (i) reimbursement of CSHL for the amount of royalties not received by CSHL as a result of such infringement, and (ii) compensation of Licensee for its lost profits or a reasonable royalty on the sales of the infringer, whichever measure of damages the court shall have applied; provided, however, that if such remaining amount of recovery or damages is insufficient to compensate CSHL fully for such royalties and to compensate Licensee fully for such lost profits or reasonable royalty, then such amount of recovery or damages still remaining shall be apportioned pro rata between CSHL and Licensee in proportion to (a) the amount of royalties not received by CSHL as a result of such infringement, as compared with (b) Licensee's lost profits or a reasonable royalty on the sales of the infringer, whichever measure of damages the court shall have applied. Any recovery or damages still remaining after the above-mentioned applications shall be divided as follows: 50% to CSHL and the remaining 50% to Licensee.

                  ARTICLE 8 - PRODUCT LIABILITY AND WARRANTY
                  ------------------------------------------

     8.1 Except to the extent resulting from the gross negligence or intentional misconduct or material breach of this Agreement by CSHL, which breach remains uncured beyond a ninety (90) day period from the date of receipt of notice of breach, Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold CSHL, its trustees, officers, employees and affiliates, harmless from and against all actions, suits, claims, demands, judgments, liabilities and expenses, including legal expenses and reasonable attorneys' fees, arising out of the development, manufacture, sale, distribution or use of Licensed Products or Licensed Processes or the presence of Licensees employees, sublicensees or agents in or on the premises of CSHL, including, without limitation, any claim arising out of the death of or injury to any person or persons or out of any damage to property, or arising out of the exercise of rights granted hereunder by Licensee, its Affiliates or its sublicensees. CSHL shall promptly notify Licensee in writing of any such action, suit, claim or demand. Licensee shall manage and control, at its sole expense, the defense of any such action, suit, claim or demand. CSHL shall not agree to any settlement without Licensee's consent.

     8.2 Licensee shall promptly obtain and carry in full force and effect product liability insurance against any claims, judgments, liabilities and expenses for which it is obligated to indemnify CSHL under Section 8.1 above, in such amounts and with such deductibles and other limits as are customary in the software industry to protect against this eventuality.

     A copy of a policy for such insurance shall be provided to CSHL within thirty (30) days of the Effective Date.

     8.3 CSHL represents and warrants that it is the sole owner of the Patent Rights, and Licensed Copyrights, subject to any rights of the United States government, and that it has the authority to grant the licenses granted hereunder, and that it has not knowingly taken any actions that would adversely affect the validity of the Patent Rights. CSHL warrants that as of the date of execution of this Agreement, it has not received actual notice of any patents or patent applications or copyrights owned by third parties which would prevent Licensee from making, using or selling Licensed Products or practicing or otherwise using the Licensed Processes. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CSHL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OF THE LICENSED PRODUCT OR LICENSED PROCESS, FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED PRODUCT OR LICENSED PROCESS, OR VALIDITY OR ENFORCEMENT OF PATENT RIGHTS OR LICENSED COPYRIGHTS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY CSHL THAT THE PRACTICE BY LICENSEE OF THE LICENSES GRANTED HEREUNDER SHALL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

                           ARTICLE 9 - COLLABORATION
                           -------------------------

     9.1 CSHL and Licensee desire to establish a broad collaboration with respect to further developments emanating from Dr. Marr's facilities at CSHL.

     9.2 In furtherance of the spirit of collaboration of the Parties, CSHL agrees to provide up to eight (8) employees of Licensee with access, during a period of two (2) years after the date of execution of this Agreement and during normal business hours, to CSHL's laboratories for the sole purpose of conducting computer software development and research on GT under the direction of Dr. Marr.

     These employees shall be in addition to any employees funded by Licensee sponsored research at CSHL. Licensee shall be responsible for any salaries, expenses and additional capital equipment required by these employees and for rent for the facilities and services used by such Licensee's employees, in accordance with the Lease Agreement appended hereto as APPENDIX E.

                         ARTICLE 10 - EXPORT CONTROLS
                         ----------------------------

     It is understood that CSHL and Licensee are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable united States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. CSHL neither represents that a license shall not be required nor that, if required, it shall be issued.

               ARTICLE 11 - CONFIDENTIALITY AND NON-USE OF NAMES
               -------------------------------------------------

     11.1 Licensee shall maintain the Proprietary Technical Information in confidence, and shall not disclose, divulge or otherwise communicate such Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure (except to the extent necessary incident to the use or sale of Licensed Products or Licensed Processes) of such Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

     11.2 The provisions of Section 11.1 shall not apply to any Information disclosed hereunder which:

     (a) was known or used by Licensee prior to its date of disclosure to Licensee, as evidenced by the prior written records of Licensee; or

     (b) either before or after the date of the disclosure to Licensee is lawfully disclosed to Licensee by sources other than CSHL who are rightfully in possession of the Information; or

     (c) either before or after the date of the disclosure to Licensee is or was published or generally known to the public through no fault or omission on the part of Licensee provided, however, that the sale of Licensed Products or use of Licensed Processes in the ordinary course shall not constitute fault or omission;

     (d) is independently developed by or for the Licensee without reference to or reliance upon the Information; or

     (e) is required to be disclosed by Licensee to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, or to be used in patent applications to be filed under this Agreement, provided that the Licensee provides prior written
                          -------- ----
          notice of such disclosure to CSHL and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

     11.3 Neither Party shall use the names or trademarks of the other Party, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from such other Party, or said employee, in each case, except that Licensee may state that it is licensed by CSHL under one or more of the patents and/or applications included in the Patent Rights and Licensed Copyrights.

     11.4 A Party shall not disclose, divulge or otherwise communicate the existence or terms of this Agreement to others except to the extent such existence or terms (i) become published or generally known to the public through no fault or omission of such Party; (ii) are required to be disclosed to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, or (iii) are required to be disclosed to potential investors in Licensee, existing shareholders of Licensee, or otherwise as necessary to conduct the business of Licensee, provided that in the case of
                                               -------- ----
(ii), or (iii) such Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure; including, where possible, disclosing the information under an agreement of confidentiality for the benefit of the other Party.

                            ARTICLE 12 - ASSIGNMENT
                            -----------------------

     This Agreement is not assignable by Licensee or CSHL by operation of law or otherwise, except that it is assignable by Licensee in connection with a merger or consolidation of Licensee with or into another business entity or sale of all or substantially all of Licensee's business or assets or stock to a business entity or business person that assumes Licensee's obligations hereunder in writing.

                        ARTICLE 13 - DISPUTE RESOLUTION
                        -------------------------------

     13.1 Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm and except for any dispute involving Section 14.2, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including, without limitation, any dispute relating to "compensation" or "consideration" attributable to the Chang/Marr Algorithm in Section 4.5 or patent validity or infringement, which the Parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The Party raising such dispute shall promptly advise the other Party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party, and shall additionally have advised the other Party in writing of the name and title of such representative. Such representatives shall schedule a date for a mediation hearing with a mediator jointly selected by such representatives in New York, New York on a date not later than ten (10) business days after the date of such notice of dispute, or if no dates are available in such period, then the first available date thereafter. The parties shall thereupon enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to jointly select a mediator or to resolve the dispute within fifteen (15) business days after the earlier of attempting to jointly select a mediator or the occurrence of such mediation hearing, the parties shall submit the matter to arbitration, in good faith in New York, New York, in accordance with the rules and practices of the American Arbitration Association. The decision of the arbitrator(s) shall be binding on the parties and enforceable in any court of competent jurisdiction.

     13.2 Notwithstanding the foregoing, nothing in this Article 13 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                           ARTICLE 14 - TERMINATION
                           ------------------------

     14.1 If Licensee shall cease to carry on its business or at any time commit any act of bankruptcy, or become bankrupt, or have a receivership order made against it, or make or execute any bill of sale, deed of trust, or assignment for the benefit of creditors, this Agreement shall terminate upon notice by CSHL.

     14.2 Should Licensee fail to make any payment whatsoever due and payable to CSHL hereunder, CSHL shall have the right to terminate this Agreement effective on thirty (30) days' notice, unless Licensee shall make all such payments to CSHL within said thirty (30) day period. Upon the expiration of the thirty (30) days period, if Licensee shall not have made all such payments to CSHL, CSHL may, immediately upon notice to Licensee, terminate this Agreement and the rights, privileges and license granted hereunder.

     14.3 Upon any material breach or default of this Agreement by Licensee, other than those occurrences set out in Section 14.1 and 14.2 above, which shall always take precedence in that order over any material breach or default referred to in this Section 14.3, CSHL shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to Licensee. Such termination shall become automatically effective unless Licensee shall have cured any such material breach or default prior to the expiration of the ninety (90) day period. Upon any termination under Sections 14.1, 14.2, or 14.3, Licensee shall promptly return all Proprietary Technical Information theretofore supplied to it by CSHL and any copies made by or for it, its Affiliates or sublicensees.

     14.4 Licensee shall have the right to terminate this Agreement at any time on six (6) months' notice to CSHL, and upon payment of all amounts due CSHL through the effective date of termination.

     14.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to CSHL the royalties thereon as required by Section 4.3 of this Agreement and shall submit the reports required by Article 5 hereof on the sale of Licensed Products.

     14.6 Upon termination of this Agreement for any reason, CSHL shall recognize the sublicenses granted by the Licensee under the rights licensed hereunder, provided that CSHL (i) thereafter shall have the right to receive any payments or other consideration payable to Licensee thereunder, (ii) thereafter shall have the right to terminate the sublicense upon thirty (30) days' notice of a material breach by the sublicensee which is not cured prior to expiration of such thirty (30) day period, and (iii) shall not assume, and shall not be responsible to any sublicensees for, any representations, warranties or obligations of Licensee to any sublicensees other than as set forth herein.

     14.7 The provisions of Article II shall survive any expiration or termination of this Agreement.

                        ARTICLE 15 - PAYMENTS, NOTICES
                        ------------------------------
                           AND OTHER COMMUNICATIONS
                           ------------------------

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given by the sending Party (i) upon personal delivery to the receiving Party, or (ii) two (2) days after deposit with the United States Postal Service, registered or certified first class mail, postage prepaid, return receipt requested, addressed to the receiving Party at its address set forth below, or at such other address of which the receiving Party shall have notified the sending Party in a notice given in accordance with this
Article 15.

     In the case of CSHL:

                 Mr. John Maroney
             ------------------------------------------

                 Assistant Administrative Director
             ------------------------------------------

                 Box 100. 1 Bungtown Road
             ------------------------------------------

                 Cold Spring Harbor, New York 11724
             ------------------------------------------

     In the case of Licensee:

                 Mr. James L. Rathmann
             ------------------------------------------

                 President, Genomica Corporation
             ------------------------------------------

                 600 Dorset Road
             ------------------------------------------

                 Devon, Pennsylvania 19333
             ------------------------------------------

                     ARTICLE 16 - MISCELLANEOUS PROVISIONS
                     -------------------------------------

     16.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A., without giving effect to its conflict of laws provisions, except that questions affecting the constructions and effect of any patent shall be determined by the law of the country in which the patent was granted.

     16.2 The parties hereto acknowledge that this Agreement (including the Appendices hereto) sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     16.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity of enforceability of the remaining provisions hereof.

     16.4 Licensee agrees to mark the Licensed Products sold by it with any notice of patent rights reasonably necessary or desirable under applicable law to enable the Patent Rights to be enforced to the maximum degree in the country where such Licensed Products are sold.

           In the event any Technical Information bears a Copyright Notice, Licensee shall not remove such notice and it shall be retained or reproduced in its exact form on all authorized copies and versions of Licensed Product(s) or the Licensed Process, both in machine and human readable language.

     16.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

                              COLD SPRING HARBOR LABORATORY

                              By: /s/ John Maroney
                                 --------------------------------------

                              Name:   John Maroney
                                   ------------------------------------

                              Title:  Assistant Administrative Director
                                    -----------------------------------

                              Date:   3/25/96
                                   ------------------------------------

                              GENOMICA CORPORATION

                              By: /s/ James L. Rathmann
                                 --------------------------------------

                              Name:   James L. Rathmann
                                   ------------------------------------

                              Title:  President
                                    -----------------------------------

                              Date:   3
                                   ------------------------------------